Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

CLAREMONT DC HOTEL LLC
CLAREMONT DC HOTEL II LLC
(individually a “Claremont Entity” and collectively the “Claremont Entities”)
APPLE HOTEL, LLC
APPLE HOTEL HOLDINGS, LLC
APPLE HOTEL INVESTMENTS, LLC
(collectively the “Apple Entities”)

THE CLAREMONT ENTITIES AND THE APPLE ENTITIES
ARE COLLECTIVELY REFERRED TO AS
AS SELLERS, AND INDIVIDUALLY AS SELLER

AND

HERSHA HOSPITALITY TRUST

AS PURCHASER

August 11, 2005

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed this 11th day of August, 2005 by CLAREMONT DC HOTEL LLC, CLAREMONT DC HOTEL II LLC, APPLE HOTEL, LLC, APPLE HOTEL HOLDINGS, LLC AND APPLE HOTEL INVESTMENTS, LLC, (collectively the “Sellers” and individually a “Seller”), and HERSHA HOSPITALITY TRUST (“Purchaser”).

ARTICLE I
Sale

Subject to the terms and conditions set forth in this Agreement, Sellers agree to sell and convey to Purchaser, and Purchaser agrees to buy and take from Sellers:

1.1    Property. All of Sellers’ right, title and interest in and to that certain parcel of land more particularly described in Exhibit A attached hereto (collectively, the “Land”), located at 815 14th Street, N.W., Washington, DC, including all right, title and interest of Sellers, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto, and all buildings, structures, facilities and improvements located on the Land (the “Improvements”). The Land and the Improvements are sometimes referred to hereinafter together as the “Hotel.”

1.2    Personal Property. The following personalty to the extent owned by Sellers (collectively the “Personal Property”) and used or located at the Hotel, including: (a) all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment located in the Hotel (the “FF&E”), (b) all items included within the definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”) and used in the operation of the Hotel, including, without limitation, linen, china, glassware, tableware, uniforms and similar items, subject to such depletion prior to the Closing Date as shall occur in the ordinary course of business (the “Fixed Asset Supplies”); (c) all “Inventories” as defined in the Uniform System of Accounts and used in the operation of the Hotel, such as provisions in storerooms, refrigerators, pantries, and kitchens, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items (the “Inventories”), provided, however, that to the extent that any applicable law prohibits the transfer of alcoholic beverages from the Sellers to Purchaser, such beverages shall not be considered a part of Inventories and if same can be included in Inventories, Purchaser shall pay to Sellers at Closing an amount equal to Sellers’ cost of such alcoholic beverages; (d) to the extent in Sellers’ possession or control, all surveys, architectural, consulting and engineering blueprints, plans and specifications and reports, if any, related to the Hotel; (e) to the extent in Sellers’ possession or control, all intangible personal property rights constituting the goodwill of Sellers related to the Hotel; (f) all transferrable licenses and permits related to the operation of the Hotel; (g) all advance reservations and bookings and advance deposits made in respect thereof; (h) all rights to the name “Hilton Garden Inn” subject to the rights of the Franchisor, defined below, all other trade names, trademarks, service marks, logos and other forms of identification of the Hotel; and (i) to the extent in Sellers’ possession or control, all written guaranties and warranties with respect to the Improvements and FF&E.

1.3    Contracts and Leases. All rights of Sellers under all written service, maintenance, licensing, concession, and other contracts or agreements related to the maintenance, ownership, use, possession or operation of the Personal Property or the Hotel, other than the Management Agreement and Franchise Agreement (the “Contracts”), all written leases of personal property located at, or used in the operation of, the Hotel (the “Equipment Leases”) to which Sellers or Manager is a party and, if any, all leases, subleases and other occupancy agreements, which provide for the use or occupancy of space or facilities on or relating to the Hotel (the “Space Leases”) (the Hotel, Personal Property, Contracts, Equipment Leases and any such Space Leases are collectively, the “Property”).

ARTICLE II
Purchase Price

2.1    Purchase Price. The purchase price for the Property is Eighty Five Million One Hundred and 00/100 ($85,100,000.00) Dollars (the “Purchase Price”), subject to adjustments as described in this Agreement, plus the Earnout Price (defined below). The Purchase Price shall be paid on the Closing Date by Purchaser by delivery by Purchaser to the Escrow Agent on the Closing Date of the Closing Date Payment by wire transfer of immediately available funds, of which the Deposit shall be deemed a part, for disbursement to Sellers upon delivery to Purchaser of the Deed and the Title Company’s irrevocable commitment to issue to Purchaser a title policy in the form attached hereto as Exhibit B. In the event Closing is consummated, the Deposit shall be credited against the Purchase Price.

2.2    Promissory Note. In addition to the Purchase Price, the Purchaser shall deliver to the Sellers at Closing a promissory note (the “Note”) made by the Purchaser payable to the Sellers in the principal amount of Two Million and 00/100 ($2,000,000.00) Dollars. Notwithstanding the principal balance of the Note, the amount due under the Note shall be the Earnout Price (defined below), plus interest, which Earnout Price, exclusive of interest, shall not exceed Two Million and 00/100 ($2,000,000.00) Dollars. The “Earnout Price” shall be that amount equal to the Hotel’s most recent actual Trailing Twelve Months NOI (defined below), divided by a capitalization rate of eight (8%) percent, less the Purchase Price. In no event will the Earnout Price be less than Zero ($0.00) Dollars. The Note shall be due on the date of demand by the Sellers (“Demand”) and payment of the Note shall be made in full from the Sellers to the Buyer within five (5) days of the determination of the Trailing Twelve Months NOI (the “Due Date”). Demand shall be made by notice from a Claremont entity to Purchaser; provided, however, if no Demand is made by Seller prior to the Second Anniversary of the Closing Date (The “Maturity Date”), Demand shall be deemed to have been made on the Maturity Date. The “Trailing Twelve Months NOI” is defined as the NOI for the last twelve (12) complete calendar months immediately preceding Demand. For purposes of this Section 2.2, “NOI” is defined as all Revenue (defined below) collected from the Hotel less Expenses (defined below). “Revenue” shall mean an amount equal to all amounts collected from the Hotel, including accounts receivable from credit card companies. “Expenses” shall mean actual and customary operating expenses of the Hotel paid for in the previous twelve (12) month period prior to Demand. For purposes of determining Expenses, replacement reserves shall be the lesser of: (i) the replacement reserves required by the first mortgage holder on the Hotel; (ii) the actual replacement reserves for the trailing twelve months preceding Demand or (iii) four (4.0%) percent, and management fees shall be the lesser of: (i) the actual management fees charged; (ii) the management fees permitted to be charged by the first mortgage holder on the Hotel; or (iii) three (3.0%) percent. The Note shall be non-interest bearing unless payment is not made on the Due Date, in which event interest shall be due and payable on the Earnout Price at the annual rate of twelve (12%) percent calculated from the Closing Date to the date of payment. The Note shall contain the Purchaser’s obligation to deliver to the Sellers, on a monthly basis, copies of the monthly reports for the Hotel provided to Hilton Inns, Inc. or any replacement franchisor.

2.3    Allocation of Purchase Price. The Purchase Price shall be allocated among the Hotel and various items of Personal Property in accordance with the schedule of allocations attached hereto as Exhibit D, and each party agrees to file federal, state and local tax returns consistent with such allocations.

2.4    Purchaser’s Deposit. On the Contract Date, Purchaser shall deliver to Sellers One Million and 00/100 ($1,000,000.00) Dollars which shall be credited to the Purchase Price at Closing. On or before the last day of the Feasibiity Period, Purchaser shall (unless the Agreement is terminated by Purchaser on or before that date), deliver to First American Title Insurance Company, as escrow agent (the “Escrow Agent”) Four Million and 00/100 ($4,000,000.00) Dollars (which, along with any interest earned thereon, is hereinafter referred to as the “Purchaser’s Deposit”). If Purchaser does not deliver the Purchaser’s Deposit to the Escrow Agent prior to the last day of the Feasibility Period, Seller shall have the right to terminate this Agreement by giving written notice to Purchaser, and neither party shall then have any further liability to the other under this Agreement except as otherwise specifically provided herein. The Escrow Agent shall hold the Purchaser’s Deposit in accordance with escrow instructions executed by Sellers, Purchaser and the Escrow Agent (the “Escrow Instructions”) substantially in the form attached hereto as Exhibit E.

2.5    Seller’s Deposit. On the Contract Date, Sellers shall deliver to the Escrow Agent Five Hundred Thousand and 00/100 ($500,000.00) Dollars (“Seller’s Deposit).” The Seller’s Deposit shall be used to secure the obligation of the Sellers under this Agreement to deliver the documents described in Article VII. The Escrow Agent shall hold the Seller’s Deposit in accordance with the Escrow Instructions.

ARTICLE III
Sellers’ Representations, Warranties and Covenants

In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller represents and warrants to, and covenants with, Purchaser as follows:

3.1    Good Standing. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the applicable jurisdiction referenced above, is authorized to conduct the business in which it is now engaged, and is duly qualified and in good standing in all states where the ownership of its assets or the conduct of its business makes such qualification necessary.

3.2    Title. Each Seller has good and marketable fee simple title to its respective fee interest in the Hotel, subject only to Permitted Exceptions.

3.3    Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action of each Seller, none of which actions have been modified or rescinded, and all of which actions are in full force and effect. This Agreement constitutes a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms.

3.4    No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation by Sellers of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction binding against Sellers; (b) result in a breach or default under any contract or other binding commitment of Sellers or any provision of the organizational documents of Sellers; or (c) except for approvals of governmental authorities, require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given.

3.5    Litigation. As of the date hereof, except as set forth on Exhibit F, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending or to any Seller’s knowledge threatened against Sellers or affecting the Property before any court or governmental authority.

3.6    Condemnation Actions. There are no pending condemnation actions or special assessments of any nature or to Sellers’ knowledge threatened with respect to the Property or any part thereof.

3.7    Contracts. All Contracts, other than the Management Agreement, the Franchise Agreement, the Equipment Leases and the Space Leases (if any), are listed on Exhibit G attached hereto. The Sellers have made or will make available to Purchaser true and complete copies of all such Contracts and all such Contracts are in full force and effect. To Sellers’ knowledge, there are no material defaults by any party to the Contracts.

3.8    Equipment Leases. All Equipment Leases to which Sellers or Manager is a party, and all amendments thereto, are listed on Exhibit H attached hereto. To Sellers’ knowledge, there are no material defaults by any party to the Equipment Leases. The Sellers have made or will make available to Purchaser true and complete copies of all such Equipment Leases and all such Equipment Leases are in full force and effect.

3.9    Management and Franchise Agreements. There are no existing management contracts or franchise agreements relating to the Property other than (i) that certain Management Agreement dated April 30, 2002 (the “Management Agreement”) with Urgo Hotels, L.P. (the “Manager”), and (ii) that certain Franchise Agreement dated September 16, 1998 (the “Franchise Agreement”) with Hilton Inns, Inc. (the “Franchisor”). Sellers have made or will make available to Purchaser true and complete copies of the Management Agreement and Franchise Agreement. The Management Agreement and Franchise Agreement are in full force and effect and to Sellers’ knowledge there are no material defaults by any of the respective parties to the Franchise Agreement other than a technical default regarding signage at the Property which has been disclosed to Purchaser (the “Existing Sign Default”).

3.10    Space Leases. There are no Space Leases to which the Property is subject.

3.11    Permits. To Sellers’ best knowledge all licenses, certificates of occupancy, permits and approvals required to be issued by any governmental authority or any third party and used in or necessary to the operation of the Hotel (the “Permits”) have been obtained and are in full force and effect. Each such Permit is listed on Exhibit I attached hereto, and Sellers have made or will make available to Purchaser true and complete copies of each such Permit. The Sellers have no knowledge of any written notice regarding any violation of the Permits or of any law, regulation or ordinance applicable to the Permits which has not been cured.

3.12    Environmental Matters. Except as disclosed on Exhibit J or in the environmental reports (and all modifications thereto) listed on Exhibit J (the “Environmental Reports”), the Sellers have not received any written notice from any governmental or regulatory authority, and the Sellers otherwise have no knowledge of the presence or release of any substance that is regulated under any Environmental Laws as a pollutant, contaminant or toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives or by-products and other hydrocarbons (collectively and individually, “Hazardous Substances”) that would cause the Hotel to be in violation of any applicable Environmental Laws and that remains uncured. For the purposes of this Section, “Environmental Laws” means any and all federal, state, county and local statutes, laws, regulations and rules in effect on the Contract Date relating to the protection of the environment or to the use, transportation and disposal of Hazardous Substances.

3.13    Financial Information. Attached as Exhibit K are operating statements, including revenue and expenses and budgeted and actual capital expenditures for the Hotel for the fiscal periods beginning January 1, 2002 and ending December 31, 2004, and the period beginning January 1, 2005 and ending June 30, 2005 (the “Statements”). The Statements are true and correct in all material respects.

3.14    Labor and Employment Matters. All employees at the Hotel are employees of the Manager and not Sellers. There are no agreements to which the Sellers are a party to relating to any pension plan, employee benefit plan, labor or collective bargaining agreement affecting the Hotel. The Sellers have not received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Sellers nor have they received any notice of any claim of unfair labor practices.

3.15    Insurance. The Sellers have and shall maintain through the Closing Date insurance policies equivalent in all material respects to those currently maintained by Sellers.

3.16    Purchase Rights. There are no purchase contracts, options or other agreements of any kind, whereby any person or entity other than Purchaser has or will have acquired or has or will have any right to acquire title to all or any portion of the Hotel.

3.17    Bankruptcy. The Sellers have not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Title 11 of the United States Code, as amended (the "Bankruptcy Code"), or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts; and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal; and they have not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency.

3.18    Knowledge. All references herein to the knowledge of either Seller are qualified to the extent of the actual knowledge of John Rish, the general manager of the Hotel, and Richard Riccio, the Regional Manager for the Manager. The Sellers disclaim any obligation whatsoever to make any further inquiry and shall not be imputed to have knowledge of any other person other than Messrs. Rish and Riccio.

3.19    Effect. The representations and warranties with respect to the Claremont Entities relate only to those entities and recourse for a breach of those warranties shall be to the Claremont Entities only. Likewise, the representations and warranties with respect to the Apple Entities relate only to those entities and recourse for a breach of those warranties shall be to the Apple Entities only. Representations related to the Property shall be deemed made by all of the Sellers.

ARTICLE IV
Purchaser’s Representations, Warranties and Covenants

In order to induce the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to, and covenants with, Seller as follows:

4.1    Good Standing. Purchaser is a business trust established under the laws of the State of Maryland.

4.2    Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite actions of Purchaser (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3    No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any contract or other binding commitment of Purchaser or any provision of the organizational documents of Purchaser; or (c) require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given.

4.4    Litigation. As of the date hereof, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to the knowledge of Purchaser, threatened in writing against Purchaser before any court or governmental authority, an adverse determination of which might adversely affect (a) the financial condition or operations of Purchaser or (b) Purchaser’s ability to enter into or perform this Agreement.

ARTICLE V
Closing

5.1    Closing. The consummation of the purchase and sale of the Property as contemplated by this Agreement (the “Closing”) shall take place on the first to occur of (i) September 16, 2005 or (ii) one business day after receipt of the Assignment of Franchise Agreement, but no earlier than September 2, 2005 (the “Closing Date”), at the offices of Purchaser’s attorney or through the Escrow Agent, or at such alternative location as may be mutually agreed upon by Sellers and Purchaser. All of Sellers’ and Purchaser’s deliveries, the cash payment of the Closing Date Payment and sufficient additional cash necessary for the parties to pay the costs contemplated by Section 5.2 shall be delivered in escrow to the Escrow Agent.

5.2    Costs. The Sellers shall: (i) pay fifty (50%) percent of all fees of the Escrow Agent in connection with the Escrow Instructions; (ii) one hundred (100%) percent of the premium for the owner’s and lender’s title insurance policies (without endorsements other than any endorsements requested by Sellers); and (iii) fifty (50%) percent of all costs in connection with updating the existing survey of the Hotel.. Purchaser shall pay: (i) all costs associated with the transfer of the Franchise Agreement, including any so called “property improvement plan” or increase or change in franchise fees required by Hilton; (ii) all state and county transfer and recordation taxes, excise taxes or document stamps imposed on the Deed of conveyance or otherwise connected with the transfer of the Property (collectively “Transfer Fees”); (iii) all mortgage recordation taxes; (iv) fifty (50%) percent of all fees of the Escrow Agent in connection with the Escrow Instructions; (v) costs and premiums of all endorsements to the owners and lenders title insurance policies; (vi) fifty (50%) percent of all costs in connection with updating the existing survey for the Hotel; and (vii) all fees due the Manager as a result of the termination of the Management Agreement. Each party shall pay its own accountants and attorneys’ fees incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI
Actions Pending Closing; Feasibility Period

6.1    Conduct of Business; Maintenance and Operation of Property.

Between the Contract Date and the Closing Date, the Sellers shall continue to carry on the business of the Hotel as currently conducted; however, Sellers shall have no obligation to cure or correct the Existing Sign Default.

6.2    Title Insurance. (a) Attached hereto as Exhibit B are a title commitment and a pro forma (specimen) owner’s policy and lender’s policy of title insurance (the “Title Commitment”) relating to the Hotel from First American Title Insurance Company (the “Title Company”), committing to insure Purchaser's good and marketable fee simple title to the Hotel at Closing in the amount of the Purchase Price. The policy issued at Closing shall show no liens, mortgages, deeds of trust, security interests, pledges, charges, options, encroachments, easements, covenants, leases, reservations or restrictions of any kind (the “Encumbrances”) other than (i) applicable zoning regulations and ordinances, (ii) liens for taxes, assessments and governmental charges not yet due and payable, (iii) liens for water and sewer service not yet due and payable (iv) other Permitted Exceptions. The Title Commitment and Survey, defined below, are hereafter referred to as the (“Title Documents”).

In addition to the Equipment Leases, matters reported in or shown by the Title Documents (or any updates thereof) shall be deemed to be “Permitted Exceptions”. Sellers agree to cause to be deleted all mortgages (except to the extent any such mortgages will be assigned to Purchaser’s lender) and other monetary encumbrances, including mechanics liens.

6.3    Survey. Sellers have delivered to Purchaser its existing ALTA as-built survey of the Hotel. Sellers shall cause such survey to be certified to Purchaser, its lender and the Title Company (the "Survey"). Purchaser acknowledges and agrees that no new survey of the Hotel shall be performed as a condition of this Agreement.

6.4    Inspection; Feasibility Period. For the period prior to and including 6:00 p.m. EST of the close of business on August 20, 2005 (the "Feasibility Period"):

(a) Purchaser shall have the right, at its own risk, cost and expense to enter, or cause its agents or representatives to enter, upon the Hotel, accompanied by a Claremont Entity representative, with forty-eight hours prior notice to a Claremont Entity, for the purpose of making surveys or other tests, inspections, investigations and/or studies of all or any part of the Property. In addition, Purchaser may, at its own risk, cost and expense, conduct such architectural, environmental, economic and other studies of the Property as Purchaser may, in its sole discretion, deem desirable. Purchaser shall not make any physical alterations to the Property or any invasive tests. Purchaser shall conduct, and ensure that each of its agents, employees, contractors or representatives conducts, each such entry in a manner that does not unreasonably interfere with the guests or employees of the Hotel; and Purchaser shall indemnify and hold Sellers harmless from any and all claims, damages, demands, penalties, causes of action, liabilities, losses, costs or expenses (including reasonable attorneys’ fees and other charges) arising out of or in any way related to personal injury (including death), property damage, material disruptions of operations, nuisance or other claims asserted by any person or entity relating to the acts or omissions of Purchaser, or its agents, employees, contractors or representatives in the course of any such entry or inspection of the Hotel. The foregoing indemnity shall survive Closing or any termination of this Agreement. Purchaser shall have reasonable access to all documentation, agreements and other information in the possession of Sellers or Sellers’ agents related to the Property and shall have the right to make copies of same. If Purchaser elects to terminate this Agreement pursuant to Section 6.4(b), Purchaser agrees to supply Sellers with all copies of the results of any tests, studies or inspections of the Property performed by third parties for Purchaser hereunder (without representation or warranty by Purchaser) and to return to Sellers the copies of documentation, agreements, and other information which Sellers have given or made available to Purchaser.

(b) If, at any time during the Feasibility Period, Purchaser gives a Claremont Entity written notification (the “Termination Notice”) that Purchaser elects not to consummate the purchase of the Property in accordance with the terms of this Agreement for any reason or no reason, this Agreement shall terminate, Purchaser shall return the copies of all documentation, agreements, and other information Sellers have given or made available to Purchaser and copies of all third-party reports Purchaser has obtained, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liability to the other under this Agreement except as otherwise specifically provided herein. In the event that the Termination Notice is not received by a Claremont Entity by the end of the Feasibility Period, Purchaser shall have been deemed to have elected to proceed hereunder, and this Agreement shall remain in full force and effect.

(c) Purchaser acknowledges and agrees that it has, prior to the date hereof, been afforded the opportunity to make such tests, inspections, investigations and/or studies of all or any part of the Property as Purchaser deemed necessary, including review of title to and survey of the Property, as well as architectural, environmental, and economic studies of the Property and is being given an additional period in accordance with subsection (a) above to conduct such additional inspections as it desires. Accordingly, the Sellers shall not be obligated to take any action or expend any money in respect to the Property for any purposes whatsoever whether before, during or after final closing. The Purchaser agrees to accept the Property in its existing "as is” condition.

ARTICLE VII
Conditions Precedent to Purchaser’s Obligations at Closing

It shall be a condition to Purchaser’s obligation to purchase the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Purchaser).

7.1    Representations and Warranties. The representations and warranties of each Seller shall be true and complete in all material respects.

7.2    Covenants of Sellers. Sellers shall have performed and complied in all material respects with all material covenants and material conditions required by this Agreement to be performed or complied with at or prior to the Closing Date.

7.3    Title. Purchaser shall be able to obtain a policy of title insurance in conformance with the Title Commitment, subject only to the Permitted Exceptions, upon payment of the premiums therefor and delivery of the documents specified in Article IX below.

7.4    Failure of Condition. In the event of the failure of any condition precedent set forth in this Article 7, except a failure that results from the actions, inactions or change in the financial condition of the Purchaser or the failure of any of Purchaser's representations and warranties set forth herein to be true and complete in all material respects, Purchaser, at its sole election, may (i) terminate this Agreement (and receive a return of the Deposit), or (ii) waive the condition and proceed to Closing. In the event that any such condition is not satisfied and the transactions contemplated hereby are not consummated primarily as a result of the actions, inactions or change in the financial condition of the Purchaser or the failure of any of Purchaser's representations and warranties set forth herein to be true and complete in all material respects, then the Deposit shall be forfeited to the Sellers as full and complete liquidated damages. Upon any termination of this Agreement by Purchaser, Purchaser shall return the copies of all documentation, agreements, and other information Sellers have given or made available to Purchaser and copies of all third-party reports Purchaser has obtained, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liability to the other under this Agreement except as otherwise specifically provided herein.

7.5    Sellers’ Deliveries. Sellers shall have delivered all of the other documents required from it pursuant to Article IX hereof.

ARTICLE VIII
Conditions Precedent to Sellers’ Obligations at Closing

It shall be a condition to Sellers’ obligations to sell the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Sellers).

8.1    Representations and Warranties. Each of Purchaser's representations and warranties shall be true and complete in all material respects and there shall be no material litigation affecting Purchaser that, if existing as of the date hereof, would have had to be disclosed under Section 4.4.

8.2    Purchaser Deliveries. Purchaser shall have delivered all of the other documents required from it pursuant to Article IX hereof with the exception of delivery of the Assignment of Franchise Agreement.

8.3    Failure of Condition. In the event of the failure of any condition precedent set forth in this Article VIII, Sellers, at their sole election, may (i) terminate this Agreement and receive the Deposit hereunder or (ii) waive the condition and proceed to Closing.

ARTICLE IX
Closing Deliveries

At Closing, the parties shall make the following deliveries:

9.1    Deed. Each of the Sellers shall deliver warranty deeds substantially in the form set forth on Exhibit L attached hereto (each a “Deed” and collectively, the “Deeds”)), dated as of the Closing Date, conveying to Purchaser the respective fee simple interest of each Seller in the Hotel.

9.2    Bill of Sale. Sellers and Purchaser shall each deliver two (2) duly executed counterparts (one for Sellers and for Purchaser) a bills of sale from each Seller and assignment and assumption of documents substantially in the form set forth on Exhibit M attached hereto (collectively, the “Bills of Sale”), dated as of the Closing Date, conveying to Purchaser (or an Affiliate of Purchaser) the Personal Property and assigning all of the applicable Permits, Contracts and Equipment Leases.

9.3    FIRPTA Certificate. Sellers shall deliver a certificate, dated as of the Closing Date, to establish that no Seller is a foreign person for the purposes of the Foreign Investment in Real Property Tax Act.

9.4    Assignment of Franchise Agreement. Purchaser shall have received an assignment of the Franchise Agreement, or a new franchise agreement with Franchisor (the “Assignment of Franchise Agreement”).

9.6    Possession; Books and Records, Keys. Sellers shall deliver possession of the Property to Purchaser, together with all books and records in Sellers’ possession, in accordance with and subject to any privacy laws or regulations, necessary or desirable for the operation of the Hotel and all keys, including, without limitation, keys for all security systems, rooms and offices.

9.7    Other Documents. Sellers and Purchaser shall deliver such other documents and instruments as may be reasonably requested by Sellers, Purchaser or the Title Company, including normal and customary affidavits and tax clearance certificates, to effectuate the transactions contemplated by this Agreement and to induce the Title Company to insure title to the Hotel as described herein.

ARTICLE X
Default

10.1    Default by Purchaser. IN THE EVENT THAT THE ESCROW AND THIS TRANSACTION FAIL TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF PURCHASER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, PURCHASER AND SELLERS AGREE THAT SELLERS’ ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT THE ESCROW AND THIS TRANSACTION FAIL TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF PURCHASER IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, SELLERS, AS SELLERS’ SOLE AND EXCLUSIVE REMEDY, ARE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE PURCHASER’S DEPOSIT. IN THE EVENT THAT THE ESCROW FAILS TO CLOSE AS A RESULT OF PURCHASER’S DEFAULT, THEN: (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF PURCHASER AND SELLERS HEREUNDER AND THE ESCROW CREATED HEREBY SHALL TERMINATE; (B) ESCROW AGENT SHALL, AND IS HEREBY AUTHORIZED AND INSTRUCTED TO, RETURN PROMPTLY TO PURCHASER AND SELLERS ALL DOCUMENTS AND INSTRUMENTS TO THE PARTIES WHO DEPOSITED THE SAME; (C) SELLERS SHALL RETAIN THE PURCHASER’S DEPOSIT (INCLUDING INTEREST AND DIVIDENDS EARNED THEREON), AND THE SAME SHALL BE LIQUIDATED DAMAGES; AND (D) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO PURCHASER.

10.2    Default By Sellers. IN THE EVENT THAT THE ESCROW AND THIS TRANSACTION FAIL TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF SELLERS IN THE PERFORMANCE OF THEIR OBLIGATIONS UNDER THIS AGREEMENT. PURCHASER AND SELLERS AGREE THAT PURCHASER’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX.. THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT THE ESCROW AND THIS TRANSACTION FAIL TO CLOSE SOLELY AS A RESULT OF THE DEFAULT OF THE SELLERS IN THE PERFORMANCE OF THEIR OBLIGATIONS HEREUNDER, PURCHASER, AS PURCHASER’S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF SELLERS’ DEPOSIT, IN THE EVENT THAT THE ESCROW FAILS TO CLOSE AS A RESULT OF SELLERS’ DEFAULT, THEN: (A) ESCROW AGENT SHALL, AND IS HEREBY AUTHORIZED AND INSTRUCTED TO, RETURN PROMPTLY TO PURCHASER AND SELLERS ALL DOCUMENTS AND INSTRUMENTS TO THE PARTIES WHO DEPOSITED THE SAME; (B) ESCROW AGENT SHALL RETURN THE DEPOSIT TO PURCHASER PURSUANT TO PURCHASER’S INSTRUCTIONS UNLESS SAME HAS BEEN RELEASED TO SELLERS IN WHICH EVENT SELLERS SHALL RETURN THE DEPOSIT TO PURCHASER; (C) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO SELLERS; AND (D) THIS AGREEMENT SHALL TERMINATE PURCHASER EXPRESSLY WAIVES THE RIGHT TO CLAIM RECOVERY OF ANY DAMAGES SUFFERED BY PURCHASER AS A RESULT OF SELLERS’ DEFAULT (INCLUDING, BUT NOT LIMITED TO, DAMAGES IN THE NATURE OF LOSS OF PROFITS DERIVED FROM ANTICIPATED REVENUES GENERATED BY THE PROPERTY. ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO SELLERS.

SELLERS AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF SECTION 10.1 AND SECTION 10.2, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY THEIR TERMS.

Sellers’ Initials	Purchaser’s Initials

ARTICLE XI
Survival; Indemnification Obligations; Post-Closing Obligations

11.1    Generally. Except as otherwise expressly provided herein, the respective representations, warranties, obligations, covenants and agreements of Sellers contained in Section 3 shall survive the Closing for a period of three (3) months after the date hereof except that those contained in Section 3.13 shall survive the Closing for a period of six (6) months after the date hereof, and those of Purchaser shall survive the Closing for three (3) months after the date hereof.

11.2    Survival. Any claims for breach of the representations, warranties and covenants of Sellers or Purchaser contained in Section 3 herein shall be made within three (3) months following the Closing Date (the “Survival Term”), otherwise they shall irrevocably be deemed to have been waived.

11.3    Notice and Cooperation on Indemnification. Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of the notifying party and generally shall cooperate with said other party in the defense of any such claim. Upon receipt of such notice of possible liability, the party obligated to provide indemnity shall have the right to provide a written notice to the party entitled to indemnity that the indemnifying party elects to assume the defense of such matter, including, without limitation, the employment of counsel reasonably satisfactory to the indemnified party; whereupon the indemnifying party shall have the right to prosecute such defense and shall be responsible for the payment of the fees and disbursements of such counsel; provided, however, if in the reasonable judgment of the indemnified party, (i) such litigation, action, suit, demand, claim or the resolution thereof, would have a material adverse effect on the indemnified party or (ii) the indemnifying party shall have a conflict of interest in defending such action on the indemnified party’s behalf, then at the indemnified party’s election, the indemnified party may defend itself, and in either of such instances it shall be at the indemnifying party’s expense; provided, however, that the indemnifying party shall be responsible for the reasonable fees of no more than one counsel in each jurisdiction in each proceeding. No indemnifying party shall be responsible for any obligation, loss, cost, expense or other liability to the extent that (a) the party entitled to indemnification failed to provide prompt notice thereof to the indemnifying party and (b) such obligation, loss, cost, expense or other liability could have been avoided if prompt notice had been given.

ARTICLE XII
Casualty or Condemnation

12.1    Condemnation. If, prior to the Closing, all or any “Material Portion” of the Property (as hereinafter defined) is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Sellers shall notify Purchaser of such fact. In such event, Purchaser shall have the option to terminate this Agreement upon written notice to Sellers given not later than thirty (30) days after Purchaser’s receipt of such notice from Sellers. Upon such termination, Escrow Agent shall return the Deposit to Purchaser, the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company, and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. Purchaser shall have no right to terminate this Agreement as a result of any taking of any portion of the Property that is not a Material Portion. If Purchaser does not elect or has no right to terminate this Agreement, Sellers shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all awards for the taking by condemnation and Purchaser shall be deemed to have accepted the Property subject to the taking without reduction in the Purchase Price. As used herein, the term “Material Portion” shall mean any portion having a value in excess of Three Million and 00/100 ($3,000,000.00) Dollars.

12.2    Casualty. Prior to the Closing and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, hurricane, tornado, flood, landslide, fire or other casualty shall be borne and assumed by Sellers. If prior to the Closing any Material Damage (as hereinafter defined) occurs to any portion of the Property as a result of earthquake, hurricane, tornado, flood, landslide, fire or other casualty, Sellers shall immediately notify Purchaser of such fact. In such event, Purchaser shall have the option to terminate this Agreement upon written notice to Sellers given not later than thirty (30) days after Purchaser’s receipt of such notice from Sellers. Upon such termination, Escrow Agent shall return the Deposit to Purchaser, the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company, and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. Purchaser shall have no right to terminate this Agreement as a result of any damage or destruction of any portion of the Property that does not constitute Material Damage. If Purchaser does not elect or has no right to terminate this Agreement, Sellers shall assign and turn over, and Purchaser shall be entitled to receive and keep, all insurance proceeds payable with respect to such damage or destruction (which shall then be repaired or not at Purchaser’s option and cost) and Purchaser shall receive, as a credit against the Purchase Price, an amount equal to the deductible amount with respect to the insurance and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement. If Purchaser does not elect or has no right to terminate this Agreement by reason of any casualty, Purchaser shall have the right to participate in any adjustment of any insurance claim. As used herein, the term “Material Damage” shall mean damage or destruction, the cost of repair of which exceeds Three Million and 00/100 ($3,000,000.00) Dollars.

ARTICLE XIII
Apportionments

13.1    Apportionments. The following apportionments shall be made between the parties at the Closing as of 11:59 PM on the day immediately prior to the Closing Date (the “Apportionment Date”).

 (a) real estate taxes, personal property taxes, special assessments and vault charges, if any, on the basis of the fiscal period for which assessed;

 (b) water and sewer service charges and charges for gas, electricity, telephone and all other public utilities. If there are meters measuring the consumption of water, gas or electric current, Sellers shall, prior to the Apportionment Date, if possible, cause such meters to be read, and shall pay all utility bills for which Sellers are liable upon receipt of statements therefor. Purchaser shall be responsible for causing such utilities and services to be changed to its name and shall be liable for and shall pay all utility bills for services rendered after the Apportionment Date. If Purchaser elects to transfer utility deposits into its name, then the Sellers shall receive an adjustment in the full amount of those deposits;

 (c) amounts which have been paid or are payable under the Contracts, Equipment Leases and Permits assigned to and assumed by Purchaser at Closing;

 (d) prepaid advertising expenses;

 (e) commissions of credit and referral organizations, including travel agreements;

 (f) all other charges and fees customarily prorated and adjusted in similar transactions.

13.2    Room Revenue; Receivables and Payables. All revenues received or to be received for the period prior to and including the Apportionment Date shall belong to Sellers (with Purchaser to remit such revenues to Sellers to the extent any such revenues are paid to Purchaser following Closing), and for the period beginning on the day immediately following the Apportionment Date such revenues shall belong to Purchaser. The accounts receivable of registered guests at the Property who have not checked out and were occupying rooms as of 11:59 p.m. on the Apportionment Date are collectively called the “Guest Ledger”, and Purchaser shall pay over to Sellers, at Closing, the Guest Ledger, it being the intent of the parties that all room revenues for the night preceding Closing will belong to Sellers.

13.3    Food and Beverage Revenue; Vending Machine Revenue. All monies received in connection with bar and restaurant services at the Hotel during the Apportionment Date shall be divided evenly between Purchaser and Sellers. Vending machine proceeds shall be counted as close to 11:59 p.m. on the Apportionment Date as is possible and the net amount thereof shall be credited to Sellers at Closing.

13.4    Guests’ Property. All baggage or other property of patrons of the Hotel checked or left in care of Sellers shall be listed in an inventory to be prepared in duplicate and signed by Sellers’ and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date and will indemnify and hold Sellers harmless from and against all claims for all baggage and property listed in such inventory.

13.5    Gift Shop Operations. Gift shop operations shall be adjusted as of 11:59 p.m. on the Apportionment Date. Income before such time shall be for the account of Sellers, and income after such time shall be for the account of Purchaser, with Sellers being credited for the amount of the House Bank on the morning of the Closing Date.

13.6    Accounting. Except as otherwise expressly provided in this Agreement, all apportionments and adjustments shall be made in accordance with the Uniform System of Accounts, and to the extent not inconsistent therewith, generally accepted accounting principles. The computation of the adjustments shall be jointly prepared by Sellers and Purchaser, and, upon the request of either Purchaser or Sellers, shall be reviewed by a mutually acceptable reputable accounting firm (the “Accountants”) and reviewed by representatives of both Purchaser and Seller. To the extent the exact amount of any adjustment item provided for in this Article XIII cannot be precisely determined on the Closing Date, the Accountants shall estimate the amount thereof, for purposes of computing the net amount due Sellers or Purchaser pursuant to this Article XIII and shall determine the exact amount thereof not later than sixty (60) days after the Closing Date. All determinations made by the Accountants shall be binding on both Sellers and Purchaser. The fees and expenses of the Accountants shall be borne one-half each by Sellers and Purchaser.

ARTICLE XIV
Miscellaneous

14.1    Assignment. (a) Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void; provided, however, that Purchaser shall have the right to either nominate one or more Affiliates (as defined below) to take title to the Property or assign this Agreement to an Affiliate in its entirety without Sellers’ consent, upon written notice to Sellers no later than five (5) days prior to the Closing Date, but Purchaser shall remain liable following any such assignment for all obligations of “Purchaser” hereunder. “Affiliate” shall mean an entity in which Purchaser or its affiliate is the general partner or managing member.

 (b) In the event either party consents to an assignment of this Agreement by the other for which consent is required, no further assignment shall be made without another written consent from the consenting party, unless the assignment may otherwise be made without consent under this Agreement. An assignment by either Sellers or Purchaser of its interest in this Agreement shall not relieve Sellers or Purchaser, as the case may be, from its obligations, but this Agreement shall then inure to the benefit of, and be binding on, the assignee’s successors, heirs, legal representatives and assigns.

 (c) The Purchaser agrees to cooperate with any Seller if any Seller attempts to effect a Section 1031 exchange in connection with any Seller’s sale of the Property, provided the following conditions are satisfied: (i) the exchange shall cause no delay in Closing; (ii) the Seller shall pay all costs and expenses (including reasonable attorneys’ fees and related expenses) incurred by the Seller solely because of the Seller’s attempts to effect a Section 1031 exchange; (iii) the exchange shall not affect the Purchase Price or any other amount payable hereunder by the Purchaser, nor shall it change the manner or timing of payment of such sums; and (iv) Purchaser’s obligations hereunder to close the acquisition of the Property shall not be conditioned or contingent upon Seller successfully effecting a 1031 exchange. Anything contained herein to the contrary notwithstanding, any Seller may assign its rights under this Agreement to a qualified intermediary for the purpose of effecting a Section 1031 exchange. This Section 14.1(c) shall survive Closing and delivery of the Deed hereunder.

14.2    Consents. If, under this Agreement, the consent of a party is required, the consent shall be in writing and shall be executed by a duly authorized officer or agent.

14.3    Applicable Law. This Agreement shall be governed by the laws of the District of Columbia, without resort to the choice of law rules thereof.

14.4    Headings; Exhibits. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits attached or to be attached to this Agreement are incorporated herein by this reference.

14.5    Notices. Notices and other communications required by this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:

If to Sellers:
Claremont DC Hotel LLC
One Lakeshore Center
Bridgewater, Massachusetts 02324
Attention: Michael Cahill
Facsimile: 508 279-3495

Claremont DC Hotel II LLC
One Lakeshore Center
Bridgewater, Massachusetts 02324
Attention: Michael Cahill
Facsimile: 508 279-3495

with a copy to:

Martin C. Pomeroy, Esquire
Bernkopf Goodman LLP
125 Summer Street, 13th Floor
Boston, MA 02110
Telephone: 617-790-3370
Facsimile: 617-790-3300

If to Sellers:

Apple Hotel, LLC
905 Silver Spring Avenue
Silver Spring, MD 20910
Attention:  Eliezer H. Benbassat

Apple Hotel Holdings, LLC
905 Silver Spring Avenue
Silver Spring, MD 20910
Attention:  Eliezer H. Benbassat

Apple Hotel Investments, LLC
905 Silver Spring Avenue
Silver Spring, MD 20910
Attention:  Eliezer H. Benbassat

with a copy to:

Justine Fitzgerald, Esquire
Arnold & Porter
555 Twelfth Street, NW
Suite 831
Washington, DC 20004
(202) 942-5522
(202) 942-5999

If to Purchaser:

Hersha Hospitality Trust
Penn Mutual Towers
510 Walnut Street, 10th Floor
Philadelphia, PA 19106
Attention: Neil H. Shah, Executive Vice President
Telephone: 215-238-1046
Facsimile: 215-238-0157

with a copy to:

James L. Ray, Esquire
Wolf, Block, Schorr & Solis-Cohen LLP
1650 Arch Street
Philadelphia, PA 19103
Telephone: 215-977-2218
Facsimile: 215-405-3818

or to such other address as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt or refusal of the addressee to accept delivery.

14.6    Waiver. The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

14.7    Partial Invalidity. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would operate as an undue hardship on Sellers or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

14.8    Entire Agreement. This Agreement, together with the other writings signed by the parties and incorporated herein by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings. Any amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

14.9    Time is of the Essence. Time is of the essence with respect to performance of all obligations under this Agreement.

14.10    Waiver of Jury Trial. Sellers and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

14.11    Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

14.12    Brokerage. Except for Molinaro Koger, whose commission shall be paid by Seller, Purchaser and Sellers each represents and warrants to the other that no broker or agent is entitled to the payment of a commission for services rendered in connection with the transactions contemplated herein. Each of the parties hereto agrees to indemnify and hold the other harmless from claims made by any broker, attorney or finder claiming through such party for a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder. Sellers agree to indemnify and hold the Purchaser harmless from claims made by Eastdil Realty for commissions in connection with this Agreement. The provisions of this Section 14.12 shall survive Closing.

14.13    Revenue Contracts and Reservations. Purchaser hereby agrees that from and after the Closing Date, Purchaser shall honor all revenue contracts and transient reservations relating to the Hotel which were entered into or accepted by Sellers or Manager in the ordinary course of business prior to the Closing Date, at the quoted rates, so long as disclosed to Purchaser prior to the Closing Date.

14.14    Attorneys’ Fees. If either party hereto fails to materially perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all reasonable costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

14.15    Public Announcements. Neither Sellers nor Purchaser shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

14.16    Time for Performance. If the date for the performance of any obligation, or the giving of any notice, by Sellers or Purchaser hereunder falls upon a Saturday, Sunday or legal holiday recognized by the United States government, then the time for such performance or notice shall be extended until the next business day.

14.17    Further Assurances. Each party agrees to execute and deliver, after the Closing, such forms of corrective deeds, bills of sale or other documentation as the other party may reasonably request to carry out the intent of this Agreement.

14.18    Contract Date. The “Contract Date” shall be the date upon which each Seller shall have executed at least three copies of this Agreement and shall have delivered one copy to Purchaser and one copy to Escrow Agent, provided however that such date may not occur later than 6:00 p.m. on August 10, 2005. In the event the Contract Date has not occurred by August 10, 2005, the offer created by this Agreement shall become null and void and of no further force or effect whatsoever.

IN WITNESS WHEREOF, Sellers and Purchaser have caused this Agreement to be executed as of the Contract Date indicated above.

ATTEST/WITNESS:	PURCHASER

HERSHA HOSPITALITY TRUST,
	a	Trust

By:
Name:
Its:

SELLERS

CLAREMONT DC HOTEL LLC
a Delaware limited liability company

By:	Claremont Summer, Inc., its Manager

By:
	Name:	Michael Cahill
	Its:	Vice President and Secretary

CLAREMONT DC HOTEL LLC
a Delaware limited liability company

By:	Claremont Summer, Inc., its Manager

By:
	Name:	Michael Cahill
	Its:	Vice President and Secretary

APPLE HOTEL, LLC

By:
Name:	Eliezer H. Benbassat
Title:	Manager

APPLE HOTEL HOLDINGS, LLC

By:
Name:	Eliezer H. Benbassat
Title:	Manager

[signatures are continued on the next page]

APPLE HOTEL INVESTMENTS, LLC

By:
Name:	Eliezer H. Benbassat
Title:	Manager

EXHIBITS

A	Legal Description of Land
B	Form of Title Commitment
C	Intentionally Deleted
D	Purchase Price Allocation
E	Form of Escrow Instructions
F	List of Proceedings
G	List of Contracts
H	List of Equipment Leases
I	List of Permits
J	List of Environmental Reports
K	Statements of Revenue
L	Form of Deed
M	Form of Bill of Sale

EXHIBIT A

Legal Description of Land

The Land is more fully described as follows:

All of those lots or parcels of land located in the District of Colombia and more particularly described as follows:

Part of Lot 52 in Square 250 in a subdivision made by 817 Fourteenth Street Associates Limited Partnership, and others per plat recorded in Liber No. 183 at folio 117 among the Records of the Office of the Surveyor of the District of Colombia, and being more particularly described as follows:

BEGINNING for the same at a point on the East right of way line of 14th Street, N.W., (110 feet wide), said point lying distant due North, 181.50 feet from the intersection with the North right of way line of H Street, N.W., (90 feet wide), said point being also the common front corner of former Lot 50 and 847 in said Square; thence, departing 14th Street, N.W., and running through, over and across Lot 52 so as to include a portion thereof, the following courses and distances:

1.	Due East, 110.50 feet to a point; thence

2.	Due South, 7.50 feet to a point, thence

3.
Due East, 14.50 feet to the Northwest corner of a 30-foot wide public alley in said Square, as shown on plat recorded in subdivision book 183 at page 117, aforesaid; and thence, running with the East end of said public alley for the first 30 feet of length; thence

4.	Due South, 94.5 feet to a point; thence

5.	Due West, 29.00 feet to a point; thence

6.	Due South 18.00 feet to a point; thence

7.	Due West, 21.00 feet to a point; thence

8.	Due South 15.50 feet to a point; thence

9.	Due West, 75.00 feet to a point on the aforementioned East right of way line of 14th Street, N.W.; and thence running with said line

10.	Due North, 13.50 feet to the place of beginning.

NOTE: At the date hereof the above described land is designated on the Records of the Assessor of the District of Colombia for assessment and taxation purposes as Lot 858 in Square 250.

Part of Record Lot 52 in Square 250, District of Colombia, as per Plat of Subdivision made by 817 Fourteenth Street Associates Limited Partnership, recorded July 31, 1990, in Subdivision Book 183 at page 117 among the Records of the Office of the Surveyor of the District of Colombia; said part of Record Lot 52 being also shown, for purposes of assessment and taxation purposes as Lot 858 in Square 250 as shown on Assessment and Taxation Plat 3779-G dated October 3, 1995 on file among said Records; said part of Record Lot 52 taxed as Lot 858, being more particularly described as follows:

BEGINNING for the same at a “P.K.” nail set on the East line of 14th Street, N.W., (110 feet wide) said point lying DISTANT South 00 degrees 00’ 00” West, 136.50 (per record) from South line of I Street, N.W., (90 feet wide) said point being also the common West corner of Lots 857 and 858 in Square 250 as shown among the aforesaid Records; and thence departing 14th Street, N.W., and running with the common dividing lines between said Lots 857 and 858

1. North 90 degrees 00’ 00” East, 110.50 feet (per record); thence

2. South 00 degrees 00’ 00” West, 7.50 feet (per record); thence

3. North 90 degrees 00’ 00” East 14.50 feet (per survey) to the Northwest corner of a 30 feet wide Public Alley in said Square; thence departing Lot 857 and running with the West end of said Public Alley for the first 30 feet of distance and thereafter with the common dividing lines between Lots 858 and 46 in said Square.

4. South 00 degrees 00’ 00” West, 95.125 feet (per Assessor’s Plat), 94.93 feet (per survey); thence

5. South 90 degrees 00’ 00” West, 29.00 feet (per record), South 89 degrees 35’ 52” West, 29.16 feet (per survey); thence

6. South 00 degrees 00’ 00” West, 18.00 feet (per record), South 00 degrees 08’ 00’ West, 18.00 feet (per survey); thence

7. North 90 degrees 00’ 00” West, 21.00 feet (per record), North 89 degrees 52’ 00” West, 21.02 feet (per survey); thence

8. South 00 degrees 00’ 00” West, 15.50 feet (per record), South 00 degrees 08’ 00” West, 15.22 feet (per survey); thence

9. South 90 degrees 00’ 00” West, 75.00 feet (per record), 75.11 feet (per D.C. measurement to “P.K.” nail set on the aforementioned East line of 14th Street, N.W., at the common West corner of Lots 858 and 46 in said Square; thence departing Lot 46 and running with said East line of 14th Street, N.W.

10. North 00 degrees 00’ 00” East, 136.12 feet (per Assessor’s Plat), 135.82 feet (per survey) to the place of the beginning.

EXHIBIT B

Form of Title Commitment

See attached.

EXHIBIT C

Intentionally Deleted

EXHIBIT D

Purchase Price Allocation

Land:	$6,450,000.00

Improvements:	$74,500,000.00

FF&E:	$1,150,000.00

Good Will:	$3,000,000.00

EXHIBIT E

Form of Escrow Instructions

FORM OF ESCROW INSTRUCTIONS FOR DEPOSIT

August __, 2005

Re:
Deposit under Purchase and Sale Agreement (the “Agreement”) dated August __, 2005, by and between Claremont DC Hotel LLC, Claremont DC Hotel II LLC, Apple Hotel, LLC, Apple Hotel Holdings, LLC and Apple Hotel Investments, LLC (collectively “Sellers”) and Hersha Hospitality Trust (“Purchaser”)

Gentlemen and Ladies:

Purchaser and Sellers have entered into the Agreement pursuant to which Purchaser agrees to purchase the Hotel described in the Agreement. In accordance with the Agreement, Purchaser shall (unless the Agreement is terminated by Purchaser on or before that date), deliver to you cash in the additional amount of Four Million and 00/100 ($4,000,00.00) Dollars (which, along with any interest earned thereon, is hereinafter referred to as the “Purchaser’s Deposit”). You are to place the Purchaser’s Deposit in an interest bearing account (for this purpose, Purchaser's Federal Employer I.D. number is __________________) and hold the Purchaser’s Deposit in escrow and deliver it to Sellers or Purchaser in accordance with these instructions.

In addition, Sellers shall (unless the Agreement is terminated by Sellers on or before that date), deliver to you cash in the amount of Five Hundred Thousand and 00/100 Dollars (which, along with any interest earned thereon, is hereinafter referred to as the “Sellers’ Deposit.” You are to place the Sellers’ Deposit in an interest bearing account (for this purpose the I.D. number of a Claremont Entity is ______________) and hold the Sellers’ Deposit in escrow and in accordance with these instructions.

In the event that, prior to ten (10) days after the date you receive the Purchaser’s Deposit (or any later date through which Sellers and Purchaser agree to extend the Feasiblity Period under the Agreement), you receive written notice from Purchaser (“Purchaser’s Notice”) stating that it is terminating the Agreement, you shall, not later than the first (1st) business day following receipt of such notice, return the Purchaser’s Deposit held by you to Purchaser, notwithstanding any contrary instructions you may receive from Sellers or any other party. In the event that, at any time after such date, you receive notice from Sellers (“Sellers’ Notice”) stating that (i) Purchaser is in default under the Agreement, and (ii) a copy of Sellers’ Notice has been delivered to Purchaser, you shall, on the fifth (5th) business day after receipt of Sellers’ Notice, deliver the Sellers’ Deposit (by delivering cash, certified check or some other form of immediately available funds, to Sellers, _______________________________________________________________, or such other address as Sellers may request) to Sellers, except that if you receive written notice from Purchaser or Purchaser’s counsel within three (3) business days after receipt of Sellers’ Notice that Purchaser disputes Sellers’ right to receive the Sellers’ Deposit and directs you not to make the foregoing delivery, you shall not deliver the Deposit to Sellers but shall instead retain it or, if appropriate, interplead the Deposit in a court of competent jurisdiction.

You are not to disclose to any person (other than the parties hereto, their employees, agents or independent contractors) any information about the Agreement or its existence or this letter of instructions (except if requested by either party or as may be required by court in any litigation or by law).

You are to maintain each Deposit in a federally-insured interest-bearing account in a national banking association or such other institution as Purchaser and Sellers may approve, and all interest accruing thereon shall be paid to the party entitled to the Deposit under the terms of the Agreement. We understand that you assume no responsibility for, nor will we hold you liable for, any loss accruing due to bank failure and/or takeover by a federal regulatory agency, or which arises solely from the fact that the escrow amount exceeds One Hundred Thousand Dollars ($100,000) and that the excess amount is not insured by the Federal Deposit Insurance Corporation. Nor shall you be required to institute legal proceedings of any kind pursuant to these instructions, nor be required to defend any legal proceedings which may be instituted against you with respect to the subject matter of these instructions unless you are requested to do so by Purchaser or Sellers and arrangements reasonably satisfactory to you have been made to indemnify you against the cost and expense of such defense by the party making such request. If any dispute shall arise with respect to these instructions, whether such dispute arises between the parties hereto or between the parties hereto and other persons, you may interplead such disputants. You shall be responsible only for the performance of such duties as are strictly set forth herein and in no event shall you be liable for any act or failure to act under the provisions of this letter except where such action or inaction is the result of your willful misconduct or gross negligence.

Sellers and Purchaser each hereby agrees to indemnify you and hold you harmless against any loss, liability or damage (including the cost of litigation and reasonable counsel fees) incurred in connection with the performance of your duties hereunder except as a result of your willful misconduct or gross negligence.

Please indicate your agreement to comply with the foregoing instructions by executing at least three copies of this letter and returning one to James L Ray, Esquire, Wolf, Block, Schorr & Solis-Cohen, 1650 Arch Street, Philadelphia, Pennsylvania 19102, telephone (215) 977-2218, counsel for Purchaser, and one to Martin C. Pomeroy, Esquire, Bernkopf Goodman LLP, 125 Summer Street, 13th Floor, Boston, Massachusetts 02110, counsel for the Claremont Entities.

SELLERS

CLAREMONT DC HOTEL LLC

By:	Claremont Summer, Inc., its Manager

By:
Michael Cahill, President and Secretary

CLAREMONT DC HOTEL LLC

By:	Claremont Summer, Inc., its Manager

By:
Michael Cahill, President and Secretary

APPLE HOTEL, LLC

By:
Name:	Eliezer H. Benbassat
Title:	Manager

APPLE HOTEL HOLDINGS, LLC

By:
Name:	Eliezer H. Benbassat
Title:	Manager

PURCHASER

Hersha Hospitality Trust

By:
Name:	Neil H. Shah
Its:	Executive Vice President

ACKNOWLEDGED AND AGREED:

By:
Name:
Its:

Date:

EXHIBIT F

List of Proceedings

None.

EXHIBIT G

List of Contracts

Compcierge

Tyco/ Simplex Grinnell Contract

Reliant Energy Agreement

BFI Service Agreement

Micros Contract

Galileo Contract

KABA Ilco Agreement

Dunbar Service Contract

Commdec Maintenance Agreement

Otis Elevator Maintenance Agreement

Steritech Agreement

Data Valet Agreement

Townepark

Central Parking Agreement

EXHIBIT H

List of Equipment Leases

Lanier Copier Lease

Macke Water Systems Equipment Lease

Pitney Bowes Equipment Lease

OnCommand Video Service Agreement

Sky Television Inc.

EXHIBIT I

List of Permits

Special Tax Stamp # 2004196-005-010

Certificate of Occupancy # 15639

Certificate of Occupancy # 84590

Basic Business License - Swimming Pool # 38364xxxx-50006515

Basic Business License - Food Establishment # 38364xxxx-50006519

Basic Business License - Food Products # 38364xxxx-50006519

Basic Business License - Hotel # 38364xxxx-50005467

Commercial Elevator License # 40000255

Commercial Elevator License # 40000262

Commercial Elevator License # 40000264

Commercial Elevator License # 40000265

In House Agency Retailer License - Alcohol #60463

EXHIBIT J

List of Environmental Reports

Phase I Environmental Site Assessment Update
- Prepared by Schnabel Engineering North, LLC Dated July 6,2004

EXHIBIT K

Statements of Revenue

OPERATING STATEMENT FOR THE YEAR ENDING DECEMBER 31, 2002

OPERATING STATEMENT FOR THE YEAR ENDING DECEMBER 31, 2003

OPERATING STATEMENT FOR THE YEAR ENDING DECEMBER 31, 2004

YTD OPERATING STATEMENT FOR THE PERIOD ENDING JUNE 30, 2005

EXHIBIT L

Form of Deed

WARRANTY DEED

This Warranty Deed, made this ___ day of September, in the year 2005, by

(hereinafter, collectively, “Sellers”),

Witnesseth, that for and in consideration of the sum of Eighty-Five Million One Hundred Thousand and 00/100 ($85,100,000.00) Dollars and other good and valuable consideration paid to it, Sellers, as tenants in common, hereby grant to Hersha Hospitality Trust, a business trust organized in the State of Maryland, a fee simple interest in that piece or parcel of land, together with the improvements, rights, privileges and appurtenances to the same belonging, situate in the District of Columbia, known as Lot 858 in Square 20, being more fully described as follows, to wit:

Part of Record Lot 52 in Square 250 in a subdivision made by 817 Fourteenth Street Associates Limited Partnership, and others per plat recorded in Liber No. 183 at folio 117 among the Records of the Office of the Surveyor of the District of Colombia, and being more particularly described as follows:

BEGINNING for the same at a point on the East right of way line of 14th Street, N.W., (110 feet wide), said point lying distant due North, 181.50 feet from the intersection with the North right of way line of H Street, N.W., (90 feet wide), said point being also the common front corner of former Lot 50 and 847 in said Square; thence, departing 14th Street, N.W., and running through, over and across Lot 52 so as to include a portion thereof, the following courses and distances:

11.	Due East, 110.50 feet to a point; thence

12.	Due South, 7.50 feet to a point, thence

13.
Due East, 14.50 feet to the Northwest corner of a 30-foot wide public alley in said Square, as shown on plat recorded in subdivision book 183 at page 117, aforesaid; and thence, running with the East end of said public alley for the first 30 feet of length; thence

14.	Due South, 94.5 feet to a point; thence

15.	Due West, 29.00 feet to a point; thence

16.	Due South 18.00 feet to a point; thence

17.	Due West, 21.00 feet to a point; thence

18.	Due South 15.50 feet to a point; thence

19.	Due West, 75.00 feet to a point on the aforementioned East right of way line of 14th Street, N.W.; and thence running with said line

20.	Due North, 13.50 feet to the place of beginning.

NOTE: At the date hereof the above described land is designated on the Records of the Assessor of the District of Colombia for assessment and taxation purposes as Lot 858 in Square 250.

Part of Record Lot 52 in Square 250, District of Colombia, as per Plat of Subdivision made by 817 Fourteenth Street Associates Limited Partnership, recorded July 31, 1990, in Subdivision Book 183 at page 117 among the Records of the Office of the Surveyor of the District of Colombia; said part of Record Lot 52 being also shown, for purposes of assessment and taxation purposes as Lot 858 in Square 250 as shown on Assessment and Taxation Plat 3779-G dated October 3, 1995 on file among said Records; said part of Record Lot 52 taxed as Lot 858, being more particularly described as follows:

BEGINNING for the same at a “P.K.” nail set on the East line of 14th Street, N.W., (110 feet wide) said point lying DISTANT South 00 degrees 00’ 00” West, 136.50 (per record) from South line of I Street, N.W., (90 feet wide) said point being also the common West corner of Lots 857 and 858 in Square 250 as shown among the aforesaid Records; and thence departing 14th Street, N.W., and running with the common dividing lines between said Lots 857 and 858

11. North 90 degrees 00’ 00” East, 110.50 feet (per record); thence

12. South 00 degrees 00’ 00” West, 7.50 feet (per record); thence

13. North 90 degrees 00’ 00” East 14.50 feet (per survey) to the Northwest corner of a 30 feet wide Public Alley in said Square; thence departing Lot 857 and running with the West end of said Public Alley for the first 30 feet of distance and thereafter with the common dividing lines between Lots 858 and 46 in said Square.

14. South 00 degrees 00’ 00” West, 95.125 feet (per Assessor’s Plat), 94.93 feet (per survey); thence

15. South 90 degrees 00’ 00” West, 29.00 feet (per record), South 89 degrees 35’ 52” West, 29.16 feet (per survey); thence

16. South 00 degrees 00’ 00” West, 18.00 feet (per record), South 00 degrees 08’ 00’ West, 18.00 feet (per survey); thence

17. North 90 degrees 00’ 00” West, 21.00 feet (per record), North 89 degrees 52’ 00” West, 21.02 feet (per survey); thence

18. South 00 degrees 00’ 00” West, 15.50 feet (per record), South 00 degrees 08’ 00” West, 15.22 feet (per survey); thence

19. South 90 degrees 00’ 00” West, 75.00 feet (per record), 75.11 feet (per D.C. measurement to “P.K.” nail set on the aforementioned East line of 14th Street, N.W., at the common West corner of Lots 858 and 46 in said Square; thence departing Lot 46 and running with said East line of 14th Street, N.W.

20. North 00 degrees 00’ 00” East, 136.12 feet (per Assessor’s Plat), 135.82 feet (per survey) to the place of the beginning.

[signatures are continued on the next page]

Executed as a sealed instrument this ____ day of _______, 2005.

By:
Witness	Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

______________, ss.

On this _____ day of September, 2005, before me, the undersigned notary public, personally appeared ____________________, proved to me through satisfactory evidence of identification, which was ____________________________________, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as ___________________ of _____________________________________, Trustee of ______________________________ Trust.

NOTARY PUBLIC
[Affix Notarial Seal]
Printed Name:
My Commission Expires:

EXHIBIT M

Form of Bill of Sale

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”) is entered into as of ________ __, 2005 by and between Claremont DC Hotel LLC, Claremont DC Hotel II LLC, Apple Hotel, LLC, Apple Hotel Holdings, LLC and Apple Hotel Investments, LLC (collectively “Assignor”), and ____________________________________, a _________________________ with its principal offices at ________________________________________________ (“Assignee”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. All capitalized terms used herein without definition shall have the meanings given them in that certain Purchase and Sale Agreement between Assignor and Assignee dated as of August ___, 2005 (the “Purchase Agreement”) for the sale by the Assignor to the Assignee of the ____________________________________________________________in ______________ County, _____________ (the “Hotel”).

2. Assignor hereby unconditionally gives, grants, bargains, sells, assigns, contributes, transfers, conveys, and delivers to Assignee, and Assignee accepts and assumes, all of Assignor’s right, title, and interest, whether now existing or hereafter acquired in, to, and under the following:

(a) all personal property owned, leased, or used by Assignor in connection with the operation or maintenance of, located on or about, or otherwise related to the Hotel, including all FF&E, all Fixed Asset Supplies and all Inventories;

(b) all Contracts;

(c) all Equipment Leases;

(d) all Space Leases (collectively, items (a) through (d), the “Property”);

(e) all Permits;

(f) the balances on deposit on the date hereof of all FF&E and other similar reserves required under the Management Agreement

(g) all records, files, documents, plans, specifications, permits, certificates of title, guest lists and other instruments and records of whatsoever kind or nature related to any of the foregoing and in Assignor’s possession or control; and

(h) all rights, claims, choses in action or other interests of Assignor in, related to, or arising out of any of the foregoing with respect to the period on or after the date hereof.

PROVIDED, HOWEVER, that any alcoholic beverages that under the law of the state in which the Hotel are located may not legally be transferred from Assignor to Assignee are excepted and excluded from the conveyance by Assignor to Assignee and from this Bill of Sale;

Assignee, by its execution hereof, does hereby (i) assume and agree to perform and discharge all obligations of the Assignor under the Contracts and Equipment Leases from and after the date hereof and (ii) agree to hold Assignor harmless and indemnify and defend Assignor from all liabilities, obligations, duties, claims, causes of action, losses, damages, suits, judgments and expenses (including, without limitation, attorneys’ fees and costs of litigation) arising or accruing under the Contracts, Equipment Leases on or after the date hereof; provided, however, that by the execution and delivery of this instrument, Assignor agrees to hold Assignee harmless and indemnify and defend Assignee from all liabilities, obligations, duties, claims, causes of action, losses, damages, suits, judgments and expenses (including, without limitation, attorneys’ fees and costs of litigation) arising or accruing under the Contracts and Equipment Leases prior to the date hereof and with respect to any contracts that were not assumed by Purchaser, regardless of when such claim arose.

This Bill of Sale is subject in its entirety to the terms and conditions of the Purchase Agreement. To the extent the terms and conditions hereof and thereof are inconsistent, the terms and conditions of the Purchase Agreement shall control.

This Bill of Sale shall be governed by the laws of the District of Columbia (except for the choice of law provisions thereof).

This Bill of Sale may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Bill of Sale to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

If any part of this Bill of Sale is declared invalid by a court of competent jurisdiction, this Bill of Sale shall be construed as if such part did not exist, and the balance thereof shall be given full effect.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Bill of Sale as of the date first written above.

ASSIGNOR:

WITNESS/ATTEST:	CLAREMONT DC HOTEL LLC

By:	By:
Name:		Claremont Summer, Inc., its Manager

By:
Michael Cahill, President and Secretary

WITNESS/ATTEST:	CLAREMONT DC HOTEL II LLC

By:	By:
Name:		Claremont Summer, Inc., its Manager

By:
Michael Cahill, President and Secretary

WITNESS/ATTEST:	APPLE HOTEL, LLC

By:	By:
Name:		Eliezer H. Benbassat, Manager

WITNESS/ATTEST:
APPLE HOTEL HOLDINGS, LLC
By:
Name:	By:
Eliezer H. Benbassat, Manager

WITNESS/ATTEST:
APPLE HOTEL INVESTMENTS, LLC
By:
Name:	By:
Eliezer H. Benbasset, Manager

[SIGNATURES ARE CONTINUED ON THE NEXT PAGE]

ASSIGNEE:

WITNESS/ATTEST:

By:	By:
Name:	Name:
Its:
[SEAL]